Exhibit 99.1

Royal Gold Acquires Penasquito Royalty and Rights to Additional Royalties From Minera Kennecott

DENVER, Dec. 29 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; Toronto: RGL) today announced an agreement with Minera Kennecott S.A. De C.V. to acquire its 2.0% net smelter return (“NSR”) royalty on the Penasquito project in Zacatecas, Mexico, for $100 million, consisting of $80 million in cash and 577,434 shares of Royal Gold common stock. The Penasquito project, composed of two main deposits called Penasco and Chile Colorado, is under development by Goldcorp Inc.

(“Goldcorp”). The Penasquito project hosts one of the world’s largest silver, gold and zinc reserves, while also containing large lead reserves. The transaction is subject to customary due diligence and is expected to close in early 2007. Royal Gold also obtained the right to acquire additional NSR royalties ranging from 1.0% to 2.0% on a number of properties in the region. The right to these additional royalties expires on May 1, 2007. Royal Gold is being advised by HSBC Securities (USA) Inc.

“We are very pleased to obtain this substantial royalty on a world class, long-life project and become associated with yet another senior mining company. This acquisition further diversifies our royalty portfolio, augments our future revenue stream, and positions the Company to sustain high quality royalty revenue for many years into the future,” commented Tony Jensen, Royal Gold’s President and Chief Executive Officer.

According to the feasibility study dated July 31, 2006 (filed with the Canadian Securities Administrators by Glamis Gold and available at www.sedar.com), Penasquito proven and probable reserves contain about 10.0 million ounces of gold, 575 million ounces of silver, 8.0 billion pounds of zinc and 3.7 billion pounds of lead. The project also contains significant additional mineralization and the operator is currently conducting extensive exploration on the property.

The Penasquito feasibility study estimates a mine life of approximately 17 years. Average annual metal production from this open pit mine is forecast to be about 388,000 ounces of gold, 23 million ounces of silver, 303 million pounds of zinc and 156 million pounds of lead. The Penasquito feasibility study estimates co-product cash costs to average $125 per ounce of gold, $4.91 per ounce of silver and $0.44 per pound of zinc, with lead revenue taken as a credit to production costs.

The feasibility study anticipates initial mine start-up in late calendar 2008 with full production being reached in calendar 2012. If this schedule is met, Royal Gold could expect to begin receiving royalty revenue in late calendar 2008.

OTHER EVENTS

Royal Gold has accepted a committed term sheet from HSBC Bank (USA) National Association to increase the Company’s existing credit facility from $30 million to $80 million pending final execution of all related documents.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”

The Company’s web page is located at www.royalgold.com.

Management will host a conference call at 10:00 a.m. Mountain Time (noon Eastern Time) on Wednesday, January 3, 2007, to discuss the details of the acquisition. The call is open to anyone and can be accessed by dialing (800) 603-2779 or (706) 634-7230. The conference call will be simultaneously webcast on the Company’s web site at www.royalgold.com under the “Presentations” section. The webcast will include a slide show. A replay of the web cast will be available on the Company’s web site approximately two hours after the call ends. Audio replays will also be available about two hours after the call ends through January 10, 2007, by dialing (800) 642-1687 or (706) 645-9291, access #5433107.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding scheduled closing of the various components of the transaction, completion of due diligence and other closing conditions, proven and probable reserves, additional mineralization, mine life, average annual metal production, production start-up, commencement of royalty revenue, and projected royalty revenue attributable to precious metals. Factors that could cause actual results to differ materially from forward looking statement include, among others, satisfactory completion of due diligence and other conditions to closing, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond Royal Gold’s ability to predict or control. The Penasquito Project NSR royalty acquisition is Royal Gold’s largest royalty acquisition to date. Like any royalty acquisition on a non-producing or development project, it is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the acquired royalty interests and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

SOURCE  Royal Gold, Inc.
          -0-                                                    12/29/2006
          /CONTACT:  Karen Gross, Vice President and Corporate Secretary of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com /
          (RGLD RGL.)